This STOCK OPTION AGREEMENT (the “Agreement”) is made as of October 29, 2020 by and between ETHEMA HEALTH CORPORATION, a Colorado corporation (“Ethema” or “Transferor”), and FIRSTFIRE GLOBAL OPPORTUNIITES FUND, LLC, a Delaware Limited Liability Company (“FirstFire” or the “Transferee”). The Transferor and the Transferee are referred to herein each as a “Party” and collectively, the “Parties.”

Recital

A.                 WHEREAS, American Treatment Holdings, Inc., a Florida corporation (“ATHI”) owns 100% of the membership interest in Evernia Health Services, LLC, a Florida limited liability company (“Evernia”), which operates drug rehabilitation facilities.

B.                  WHEREAS, pursuant to an agreement between ATHI and Ethema, Ethema has agreed to lend ATHI up to $500,000.00 and once Ethema has lent that amount of money to ATHI , ATHI has agreed to apply for a change of ownership so that it can sell 10,200,000 shares of ATHI to Ethema.

C.                  WHEREAS, pursuant to a Note and related Securities Purchase Agreement dated October 29, 2020 (, the “Note”), Ethema agreed that after it acquires the shares of ATHI, it would sell to Transferee, an amount of shares equal to 30% the total outstanding shares of ATHI (the “Transferred Shares”), with the Transferee receiving a percentage of the Transferred Shares equal to the percentage of the total amount actually advanced by Transferee under the Note. The 30% share will be based on a total of $600,000 in total advanced under that Note.

D.                 NOW THEREFORE, in fulfillment of the foregoing agreement in the Note, and in consideration of the promises herein made to one another, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties are executing this Agreement, to give Transferee an option to purchase the Transferred Shares pursuant to the terms and conditions below:

Agreement

1.                   The Parties hereby agree and acknowledges that Transferee has advanced under the Note the sum of $125,000.00 and that the total amount advanced by Transferee and Other Transferees collectively under the Note shall not exceed $600,000.00.

2.                   Transferor hereby grants an option to Transferee to purchase 1,250,000 shares of ATHI for a period of 5 years (the “Option”), at a price of $0.0001 per share.

3.                   Transferee agrees and acknowledges that all shares received pursuant to this Agreement are subject to the rights, privileges, and obligations of the Shareholder Agreement that shall be executed by the shareholders of ATHI at the time of the sale of the shares.

4.                   Transferee agrees that for a period of 5 years from the date hereof, all voting rights of all optioned shares or shares received pursuant to this Agreement shall be assigned to Ethema.

5.                   The Parties agree that (a) Transferee shall share in all distributions to shareholders on an as exercised basis and (b) upon such time that Transferee receives distributions in the aggregate from ATHI equal to the amount that Transferee advanced under the Note, (i) the remaining amount of shares exercisable pursuant to the Option shall be reduced by half, and (ii) half of any shares held as a result of exercising the option shall be returned to the Ethema.

6.                   In no event shall the Transferee be entitled to acquire an amount of Commons Shares through the exercise of the Option, of which the sum of (1) the number of Common Shares beneficially owned by the Transferee and its affiliates (other than Common Shares which may be deemed beneficially owned through the ownership of the unexercised portion of the Option) and (2) the number of Common Shares transferable to Transferee upon the exercise of the portion of this Option with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Transferee and its affiliates of more than 9.99% of the outstanding Common Shares.

7.                   The Parties agree that the shares transferrable to or acquired by Transferee pursuant to this Agreement will be held in escrow by an escrow agent until the later of (a) the change of ownership is approved by the Florida Department of Children and Families or (b) the shares are acquired by Transferee.

[Signature page follows]

In Witness Whereof, the parties have executed this Securities Purchase Agreement as of the date first written above.

Transferor:	Transferee:
Ethema Health Corporation By: Name: Title: ____________________________ Address: _________________________	FirstFire Global Opportunities Fund LLC By: Name: Title: ____________________________ Address: _________________________